Exhibit 99.1

American Tower	Cincinnati Bell
Contact: Michael Powell	Contact: Kurt Freyberger
Vice President, Investor Relations	Vice President, Investor Relations
Telephone: (617) 375-7500	Telephone: (513) 397-1055

AMERICAN TOWER CORPORATION AGREES TO ACQUIRE 196 TOWERS FROM CINCINNATI BELL INC.

Boston, Massachusetts and Cincinnati, Ohio – November 18, 2009: American Tower Corporation (NYSE: AMT) and Cincinnati Bell Inc. (NYSE: CBB) announced today that American Tower has entered into a definitive agreement to acquire 196 of Cincinnati Bell’s wireless communications towers for $100 million. The towers are located primarily in Ohio and Kentucky and currently average 2.1 tenants per tower. Cincinnati Bell will remain a tenant on all 196 towers pursuant to a long-term Master Lease Agreement.

“This transaction is a continuation of Cincinnati Bell’s strategy to improve liquidity and unlock shareholder value,” said Gary Wojtaszek, Chief Financial Officer of Cincinnati Bell. “We are pleased to expand our long-term relationship with a world-class operator such as American Tower, who is facilitating our ability to sell these non-core assets at an attractive valuation.”

“We are pleased that Cincinnati Bell has selected American Tower to own and operate this critical portion of its network infrastructure and we continue to actively pursue the acquisition of other strategic assets in the United States,” said Steven Marshall, President of American Tower’s US Tower Division. We also look forward to broadening our partnership with Cincinnati Bell and supporting its ongoing network development and expansion in the future.”

The acquisition is expected to close on or about December 30, 2009, and the acquisition’s consideration is subject to certain closing adjustments. American Tower expects to use available cash on hand and cash equivalents to satisfy the consideration at closing.

Cincinnati Bell was advised in the transaction by Wells Fargo Securities.

About American Tower

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower currently owns and operates over 26,700 communications sites in the United States, Mexico, Brazil and India. For more information about American Tower, please visit www.americantower.com.

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell provides integrated communications solutions - including local, long distance, data, Internet, and wireless services - that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, businesses nationwide ranging in size from start-up companies to large enterprises turn to Cincinnati Bell for efficient, scalable office communications systems as well as complex information technology solutions including data center and managed services. Cincinnati Bell conducts its operations through three business segments: Wireline, Wireless, and Technology Solutions. For more information, visit www.cincinnatibell.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements”, all of which are inherently uncertain. Those forward looking statements are based on the current expectations and assumptions of American Tower and Cincinnati Bell and not on historical facts. Examples of these statements include, but are not limited to, statements regarding expectations of the closing date and the expected cash consideration of the transaction. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the ability of the companies to satisfy the conditions precedent to closing, market conditions for corporate debt generally, for the securities of telecommunications companies and for the respective company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in the forward-looking statements, please refer to the information contained in Item 1A of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 under the caption “Risk Factors” for each company and in the 2008 Annual Report on Form 10-K for the year ended December 31, 2008 for each company and other filings made with the Securities and Exchange Commission. The companies undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.